Exhibit 99.1

FOR IMMEDIATE RELEASE

HEARTLAND PAYMENT SYSTEMS REPORTS FOURTH QUARTER RESULTS

Princeton, NJ – February 18, 2010 – Heartland Payment Systems, Inc. (NYSE: HPY), one of the nation’s largest payments processors, today announced a quarterly GAAP net loss of $9.6 million, or ($0.26) per share for the three months ended December 31, 2009 compared to net income of $8.0 million, or $0.21 per fully diluted share, for the same period of 2008. Results for the quarter are after $23.7 million (pre-tax), or $0.42 per share, of various expenses, accruals and reserves, all of which are attributable to the processing system intrusion, including charges related to settlement offers made by the Company in attempts to resolve certain processing system intrusion related claims and settlements of certain claims deemed to be likely to be agreed upon in the near future based upon discussions between the Company and the claimants. Excluding these expenses, accruals and reserves, Adjusted Net Income and Earnings per Share were $5.9 million and $0.16, respectively. Fourth quarter Adjusted Net Income and Earnings per Share are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Highlights for the fourth quarter of 2009 include:

•	Small and Mid-Sized merchant (SME) transaction processing volume of $14.8 billion, up 5.0% from a year ago

•	Quarterly Net Revenue of $105.1 million, also up 5.0% from a year ago

•	93.1% of new merchants installed were on HPS Exchange compared to 91% in the fourth quarter of 2008

•	Operating margin on net revenue of 10.0% as a result of continued investment in the Company’s growth platforms, compared to an operating margin of 13.9% in the fourth quarter of 2008

•	Same store sales, while down 5.2% for the fourth quarter, reflect a 340 basis point sequential improvement from the third quarter of 2009 and the second consecutive quarterly improvement

•	SFAS 123R stock compensation expense of $1.7 million, or $0.03 per share

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Robert Carr, Chairman and CEO, said, “Adjusted earnings for the quarter, which is net of $0.03 per share of stock compensation expense, was consistent with our guidance. In the fourth quarter, results reflected encouraging progress on two important measures, year-over-year growth in SME transaction processing volume and same store sales, both of which also improved on a sequential basis from the third quarter. These are modest, but encouraging, signs our small and mid-sized merchants may be starting to recover from the most challenging year since Heartland’s formation. During the quarter we also made progress on resolving some of the claims related to the processing system intrusion, which should free an increasing proportion of our resources for more productive pursuits heading into the new year. The sense of both an underlying shift in market direction as well as the increased focus on our growth opportunities we believe provide a solid foundation from which to pursue our long term objectives in 2010. We are proud of the many accomplishments achieved over the past year by our dedicated employees who have battled very difficult conditions, and are thankful for the loyal merchants who continue to value Heartland’s “Fair Deal.”

Net revenues in the fourth quarter were $105.1 million, an increase of 5.0% compared to $100.1 million in the fourth quarter of 2008, with gross revenues up in all major categories; processing, payroll and equipment-related. Card processing volume for the three months ended December 31, 2009 increased 5.0% to $14.8 billion compared to the fourth quarter of 2008. Though same store sales were down 5.2% in the quarter, they improved by 340 basis points sequentially from the third quarter of 2009 and have now improved for two sequential quarters, in part due to weak year ago comparables. New margin installed was down 23.3% in the fourth quarter as economic conditions continue to force merchants to postpone an evaluation of their processing solution. The operating margin on net revenue was 10.0% in the fourth quarter, primarily due to an increase in general and administrative expenses, especially stock compensation, legal costs, and salary and fringe benefits. The various expenses, accruals, and reserves incurred in the fourth quarter, all of which are attributable to the processing systems intrusion, were $23.7 million pre-tax, or $0.42 per share. The majority of these charges relate to settlement offers made by the Company in attempts to resolve certain of the claims asserted against it relating to the processing system intrusion, and settlement of certain claims asserted against the Company that are deemed likely to be agreed upon in the near term based upon discussions between the Company and the claimants. The charge also includes significant legal fees. These various expense and accruals are shown separately in the Company’s Statement of Operations.

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Mr. Carr continued, “During the economic slowdown we have continued to invest in developing a broader portfolio of products and services, including our industry-leading end-to-end encryption technology, to strengthen our value proposition. We are also launching innovative new sales and marketing strategies, such as industry-focused saturation sales efforts, to leverage our proprietary sales force and reinvigorate the growth in our relationship manager team. Through these investments, Heartland is now more aggressively in the market with a broader, more comprehensive value proposition for a wider variety of merchants. We expect this will enable us to gain share this year, as well as to experience significant growth as the economy recovers and more merchants seek a competitive solution. ”

FULL YEAR 2009 RESULTS:

For the full year of 2009, GAAP net loss was ($51.8) million or ($1.38) per diluted share. Net revenues for 2009 were $420.2 million up 9.5% compared to 2008. Excluding various expenses, accruals and reserves, all of which are attributable to the processing system intrusion, Adjusted Net Income and Earnings per Share for fiscal 2009 were $29.3 million or $0.78 per share, compared to GAAP earnings of $41.9 million, or $1.08 per share in 2008. Stock compensation expenses have reduced earnings by $4.5 million or $0.07 per share in 2009 compared to $1.5 million or approximately $0.02 per share for 2008.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of it operating results, net income and earnings per share, which exclude certain costs and expenses related to the processing system intrusion. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

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This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the respective periods ended December 31, 2009 follows:

(In thousands, except per share):

	Three Months Ended December 31, 2009	Full Year Ended December 31, 2009
Net income (loss) attributable to Heartland
Non-GAAP - Adjusted net income attributable to Heartland	$5,924	$29,256

Less adjustments:
Provision for processing system intrusion	23,651	128,943
Income tax benefit of provision for processing system intrusion	(8,097)	(47,891)

After-tax provision for processing system intrusion	15,554	81,052

GAAP - Net income (loss) attributable to Heartland	$(9,630)	$(51,796)

Earnings(loss) per share
Non-GAAP - Adjusted net income per share	$0.16	$0.78
Less: provision for processing system intrusion	$(0.42)	$(2.16)

GAAP - Net income (loss) per hare	$(0.26)	$(1.38)

Shares used in computing GAAP net income (loss) per share	37,480	37,483

Please see “Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure” below for additional detail.

FULL YEAR 2010 GUIDANCE:

Current economic conditions are likely to continue to influence same store sales growth and new merchant signings in 2010. For the full year 2010, we expect net revenue (total revenues less interchange, dues, fees and assessments) to grow by 10 - 13%, to between $460 and $475 million. For full year 2010, we expect fully diluted EPS to be between $0.95 and $1.00, excluding @ $0.09 per share of 123R stock compensation expense. The Company’s guidance for 2010 does not include any estimates for potential losses, costs and expenses arising from the previously announced processing system intrusion, including exposure to credit and debit card companies and banks, exposure to various legal proceedings that are pending, or may arise, and related fees and expenses, and other potential liabilities, costs and expenses, including the interest expense on debt incurred to finance any settlements. Except to the extent previously accrued, neither the costs nor the potential liability are estimable at this point, and further the liability is not currently deemed probable.

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DIVIDEND:

The Company also announced the Board of Directors today declared a quarterly dividend of $0.01 per common share, which is payable March 15, 2010 to shareholders of record on March 5, 2010.

Conference Call:

Heartland Payment Systems, Inc. will host a conference call on February 18, 2010 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company’s website. To access the call, please visit the Investor Relations portion of the Company’s website at: www.heartlandpaymentsystems.com. The conference call may be accessed by calling 866-431-2040. Please provide the operator with PIN number 9173947.

The webcast will be archived on the Company’s website within two hours of the live call.

About Heartland Payment Systems:

Heartland Payment Systems, Inc. (NYSE: HPY), the 5th largest payments processor in the United States, delivers credit/debit/prepaid card processing, payroll, check management and payments solutions to more than 250,000 business locations nationwide. Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, please visit HeartlandPaymentSystems.com, MerchantBillOfRights.org, CostOfABurger.com and E3secure.com.

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors , including without limitation, the significantly unfavorable economic conditions confronting the United States and the results and effects of the security breach of our processing system including the outcome of our investigation, the extent of cardholder information compromised and consequences to our business including effects on sales and costs in connection with this systems breach, and additional factors that are contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s annual report on Form 10- K for the year ended December 31, 2008. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release..

CONTACT:

Joe Hassett

Gregory FCA Communications

27 West Athens Ave.

Ardmore, PA 19003

Tel: 610-228-2110

Email: Heartland_ir@gregoryfca.com

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Total Revenues	$420,026	$385,929	$1,652,139	$1,544,902

Costs of Services:
Interchange	288,446	268,987	1,142,112	1,093,546
Dues, assessments and fees	26,451	16,833	89,844	67,648
Processing and servicing	51,656	49,099	199,934	179,106
Customer acquisition costs	11,883	12,040	50,362	48,522
Depreciation and amortization	4,172	3,530	15,786	11,006

Total costs of services	382,608	350,489	1,498,038	1,399,828
General and administrative	26,907	21,517	104,154	74,434

Total expenses	409,515	372,006	1,602,192	1,474,262

Income from operations	10,511	13,923	49,947	70,640

Other income (expense):
Interest income	31	101	117	755
Interest expense	(830)	(910)	(2,698)	(3,206)
Provision for processing system intrusion	(23,651)	—	(128,943)	—
Other, net	(76)	(185)	(72)	(400)

Total other income (expense)	(24,526)	(994)	(131,596)	(2,851)

Income (loss) before income taxes	(14,015)	12,929	(81,649)	67,789
Provision for (benefit from) income taxes	(4,435)	4,951	(29,919)	25,918

Net income (loss)	(9,580)	7,978	(51,730)	41,871
Less: Net income attributable to noncontrolling minority interests	50	(3)	66	31

Net income (loss) attributable to Heartland	$(9,630)	$7,981	$(51,796)	$41,840

Net income (loss)	$(9,580)	$7,978	$(51,730)	$41,871
Other comprehensive income:
Unrealized gains (losses) on investments, net of income tax of $30, $39, $54 and $29	50	64	90	48
Foreign currency translation adjustment	258	(1,666)	1,509	(2,131)

Comprehensive income (loss)	(9,272)	6,376	(50,131)	39,788
Less: Net income attributable to noncontrolling minority interests	50	(3)	66	31

Comprehensive income (loss) attributable to Heartland	$(9,322)	$6,379	$(50,197)	$39,757

Earnings (loss) per common share:
Basic	$(0.26)	$0.21	$(1.38)	$1.12
Diluted	$(0.26)	$0.21	$(1.38)	$1.08
Weighted average number of common shares outstanding:
Basic	37,480	37,634	37,483	37,521
Diluted	38,422	38,556	38,028	38,698

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash	$32,113	$27,589
Funds held for payroll customers	29,667	22,002
Receivables, net	149,403	140,145
Investments held to maturity	1,450	1,410
Inventory	12,381	8,381
Prepaid expenses	8,874	6,662
Current tax asset	16,266	2,440
Current deferred tax assets, net	42,760	6,723

Total current assets	292,914	215,352
Capitalized customer acquisition costs, net	72,038	77,737
Property and equipment, net	99,989	75,443
Goodwill	60,962	58,456
Intangible assets, net	34,637	36,453
Deposits and other assets, net	1,666	178

Total assets	$562,206	$463,619

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor banks	$80,007	$68,212
Accounts payable	32,305	25,864
Deposits held for payroll customers	29,667	22,002
Current portion of borrowings	58,547	58,522
Current portion of accrued buyout liability	9,306	10,547
Merchant deposits and loss reserves	27,214	16,872
Accrued expenses and other liabilities	30,456	26,196
Reserve for processing system intrusion	99,911	—

Total current liabilities	367,413	228,215

Deferred tax liabilities, net	21,448	6,832
Reserve for unrecognized tax benefits	1,391	1,732
Long-term portion of borrowings	8,419	16,984
Long-term portion of accrued buyout liability	33,580	30,493

Total liabilities	432,251	284,256

Commitments and contingencies	—	—
Equity
Common Stock, $0.001 par value, 100,000,000 shares authorized, 37,524,298 and 37,675,543 shares issued and outstanding at December 31, 2009 and December 31, 2008	38	38
Additional paid-in capital	171,736	167,337
Accumulated other comprehensive loss	(546)	(2,145)
(Accumulated deficit) Retained earnings	(41,487)	14,014

Total stockholders’ equity	129,741	179,244
Noncontrolling minority interests	214	119

Total equity	129,955	179,363

Total liabilities and equity	$562,206	$463,619

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flow

(In thousands)

(unaudited)

	Year Ended December 31,
	2009	2008
Cash flows from operating activities
Net income (loss) attributable to Heartland	$(51,796)	$41,840
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	56,838	53,732
Other depreciation and amortization	21,870	14,423
Addition to loss reserves	6,272	5,693
Provision for doubtful receivables	690	2,045
Stock-based compensation	4,526	1,517
Deferred taxes	(21,537)	4,023
Net income attributable to noncontrolling minority interests	66	31
Loss on investments	31	395
Other	257	729
Changes in operating assets and liabilities:
Increase in receivables	(9,890)	(333)
(Increase) decrease in inventory	(3,979)	238
Payment of signing bonuses, net	(34,690)	(45,454)
Increase in capitalized customer acquisition costs	(16,449)	(15,517)
Increase in prepaid expenses	(2,192)	(2,507)
(Increase) decrease in current tax asset	(13,463)	3,754
(Increase) decrease in deposits and other assets	(1,177)	23
Excess tax benefits on options exercised	(384)	(710)
(Decrease) increase in reserve for unrecognized tax benefits	(341)	502
Increase in due to sponsor bank	11,795	18,413
Increase in accounts payable	4,999	4,083
Increase in accrued expenses and other liabilities	4,266	3,052
Increase (decrease) in merchant deposits and loss reserves	4,069	(5,789)
Increase in reserve for processing system intrusion	99,911	—
Payouts of accrued buyout liability	(8,127)	(7,039)
Increase in accrued buyout liability	9,973	10,306

Net cash provided by operating activities	61,538	87,450

Cash flows from investing activities
Purchase of investments held to maturity	(1,224)	(340)
Maturities of investments held to maturity	1,207	284
(Increase) decrease in funds held for payroll customers	(7,549)	1,646
Increase (decrease) in deposits held for payroll customers	7,665	(2,199)
Acquisition of business, net of cash acquired	(3,237)	(106,865)
Proceeds from disposal of property and equipment	33	35
Purchases of property and equipment	(41,622)	(35,059)

Net cash used in investing activities	(44,727)	(142,498)

Cash flows from financing activities
Proceeds from borrowings	—	95,000
Principal payments on borrowings	(8,540)	(20,023)
Proceeds from exercise of stock options	1,045	3,075
Excess tax benefits on options exercised	384	710
Repurchase of common stock	(3,202)	(17,995)
Dividends paid on common stock	(2,059)	(13,489)

Net cash (used in) provided by financing activities	(12,372)	47,278

Net increase (decrease) in cash	4,439	(7,770)
Effect of exchange rates on cash	85	(149)
Cash at beginning of year	27,589	35,508

Cash at end of period	$32,113	$27,589

Reconciliation of Non-GAAP Financial Measures And Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, namely net income and earnings per share, which exclude certain costs and expenses related to the criminal breach of its payment systems environment (the “Processing System Intrusion”). These measures meet the definition of a non-GAAP financial measure. The Company believes that application of these non-GAAP financial measures is appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

Use and Economic Substance of the Non-GAAP Financial Measures— Management uses these non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its on-going operating performance relative to its competitors, and to establish operational goals and forecasts. Costs and expenses related to the Processing System Intrusion are not indicative of the Company’s on-going operating performance and are therefore excluded by management in assessing the Company’s operating performance, as well as from the measures used for making operating decisions, although in making operating decisions management is mindful of its need to utilize cash to pay for the costs and expenses relating to the Processing System Intrusion.

The following is an explanation of the adjustments that management excluded as part of its non-GAAP measures for the three and twelve months ended December 31, 2009:

Provision for Processing System Intrusion – On January 20, 2009, the Company publicly announced the discovery of the Processing System Intrusion. For the three and twelve months ended December 31, 2009, the Company expensed a total of $23.7 million and $128.9 million, respectively, or about $0.42 and $2.16 per share, respectively, associated with the Processing System Intrusion. The majority of these charges, or approximately $111.3 million, related to:

(i)	assessments imposed in April 2009 by MasterCard and VISA against the Company and its sponsor banks,

(ii)	settlements reached with VISA (in January 2010) and American Express (in December 2009),

(iii)	settlement offers made by the Company to certain card brands in an attempt to resolve certain of the claims asserted against the Company or its sponsor banks (who have asserted rights to indemnification from the Company pursuant to the Company’s agreements with them), and

(iv)	settlements deemed likely to be agreed upon in the near term with certain claimants.

Notwithstanding its belief that it has strong defenses against the claims that are the subject of the settlement offers or discussions described in (iii) and (iv) above, the Company decided to make the settlement offers and engage in settlement discussions in attempts to avoid the costs and uncertainty of litigation. The Company is prepared to vigorously defend itself against all the claims relating to the Processing System Intrusion that have been asserted against it and its sponsor banks to date.

The accrual of the settlements and settlement offers during the twelve months ended December 31, 2009 resulted in the Company carrying an $99.9 million Reserve for Processing System Intrusion at December 31, 2009. To date, the Company has not reached a definitive agreement with respect to settlement offers noted in (iii) above. Therefore, it should not be assumed that the Company will resolve the claims that are the subject of those settlement offers or the subject of settlement discussions for the amounts of the settlement offers or the settlement amounts deemed likely to be agreed upon. The Company understands that the reserve related to the settlement offers is required by SFAS No. 5, “Accounting for Contingencies” (ASC 450-20), based solely on the fact the Company tendered offers of settlement in the amounts it has accrued. It is possible the Company will end up resolving the claims that are the subject of the settlement offers, either through settlements or pursuant to litigation, for amounts that are greater than the amount it has reserved to date. Moreover, even if the claims that are the subject of the settlement offers were resolved for the amount the Company has reserved, that would still leave unresolved a portion of the claims that have been asserted against the Company or its sponsor banks relating to the Processing System Intrusion. The Company feels it has strong defenses to all the claims that have been asserted against it and its sponsor banks relating to the Processing System Intrusion, including those claims that are not the subject of the settlement offers.

While the Company has determined that the Processing System Intrusion has triggered other loss contingencies, to date an unfavorable outcome is not believed by it to be probable on those claims that are pending or have been threatened against it, or that the Company considers to be probable of assertion against it, and the Company does not have sufficient information to reasonably estimate the loss it would incur in the event of an unfavorable outcome on any such claim. Therefore, in accordance with SFAS No. 5 (ASC 450-20) no reserve/liability has been recorded as of December 31, 2009 with respect to any such claim, except for the assessments actually imposed by MasterCard and Visa, the amounts of the settlements reached with VISA and American Express, the amounts of the settlement offers made by the Company and the settlement amounts deemed likely to be agreed upon as discussed above. As more information becomes available, if the Company should determine that an unfavorable outcome is probable on such a claim and that the amount of such probable loss that it will incur on that claim is reasonably estimable, it will record a reserve for the claim in question. If and when, the Company records such a reserve, it could be material and could adversely impact its results of operations, financial condition and cash flow.

The remainder of the expenses and accruals related to the Processing System Intrusion recorded in the three and twelve months ended December 31, 2009 were primarily for legal fees and costs the Company incurred for investigations, remedial actions and crisis management services. Additional costs the Company expects to incur for investigations, remedial actions, legal fees, and crisis management services related to the Processing System Intrusion will be recognized as incurred. Such costs are expected to be material and could adversely impact the Company’s results of operations, financial condition and cash flow.

Material Limitations Associated with the Use of Non-GAAP Financial Measures— Non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation from or as a replacement for GAAP financial measures, and should be considered only as supplemental to the Company’s GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are:

•

Processing System Intrusion costs and expenses that are excluded from non-GAAP net income and non-GAAP earnings per share can have a material impact on cash flows, GAAP net income and GAAP earnings per share.

•

Other companies may calculate non-GAAP net income and non-GAAP earnings per share that exclude the impact of similar costs and expenses differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Usefulness of Non-GAAP Financial Measures to Investors—The Company believes that presenting non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion in addition to the related GAAP measures provides investors greater transparency to the information used by the Company’s management for its financial and operational decision-making and allows investors to see the Company’s results through the eyes of management. Additionally, the Company believes that the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting. The Company further believes that providing this information better enables its investors to understand the Company’s operating performance and underlying business fundamentals, and to evaluate the methodology used by management to evaluate and measure such performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three months and twelve months ended December 31, 2009 follows:

(In thousands, except per share)

	Three Months Ended December 31, 2009	Full Year Ended December 31, 2009
Net income (loss) attributable to Heartland
Non-GAAP - Adjusted net income attributable to Heartland	$5,924	$29,256

Less adjustments:
Provision for processing system intrusion	23,651	128,943
Income tax benefit of provision for processing system intrusion	(8,097)	(47,891)

After-tax provision for processing system intrusion	15,554	81,052

GAAP - Net income (loss) attributable to Heartland	$(9,630)	$(51,796)

Earnings(loss) per share
Non-GAAP - Adjusted net income per share	$0.16	$0.78
Less: provision for processing system intrusion	$(0.42)	$(2.16)

GAAP - Net income (loss) per hare	$(0.26)	$(1.38)

Shares used in computing GAAP net income (loss) per share	37,480	37,483